EXHIBIT 10(r)

HANDLEMAN COMPANY RESTRICTED STOCK AGREEMENT

LONG TERM PERFORMANCE INCENTIVE GRANT

XXX, 200X

TO: «FirstName» «LastName»

WHEREAS, Handleman Company (together with its subsidiaries and affiliates, including joint ventures, referred to herein as the “Company”) wishes to grant you, and you wish to receive, certain shares of the common stock of the Company (“Restricted Stock”), subject to restrictions on transfer and subject to forfeiture under certain conditions, in accordance with the Handleman Company 2001 Stock Option and Incentive Plan, as amended (herein referred to as the “Plan”), the Plan being incorporated herein by reference; and

WHEREAS, you are a key employee of the Company with access to various confidential and proprietary information of the Company, and with valuable expertise and business relationships provided in part by virtue of your employment with the Company; and

WHEREAS, the Company wishes to preserve the confidentiality of its confidential and proprietary information, and wishes to maintain for its benefit the business relationships provided by virtue of your employment with the Company.

NOW, THEREFORE, you and the Company agree as follows:

1. GRANT OF RESTRICTED STOCK

(a)	Shares Granted. Pursuant to the terms of the Plan you have been granted «M_Shares» shares of the common stock of the Company (the “Restricted Shares”). Upon your execution of this Restricted Stock Agreement (“Agreement”), and in consideration of the terms, Restricted Shares shall be issued in your name, subject to the restrictions contained in this Agreement and in the Plan, including restrictions that prevent the transfer or other disposition of the Restricted Shares unless the restrictions lapse as herein provided.

(b)	Restrictions. If certificates representing the Restricted Shares granted to you are issued, they shall bear a legend that states that they are subject to the terms of this Agreement, and you agree to execute a stock power in blank and to deposit the certificates with the Company. Upon the lapse of the restrictions provided under this Agreement, in whole or in part, any such certificates previously issued shall be surrendered, and new certificates shall be issued. Certificates representing Restricted Shares for which the restrictions have lapsed shall not bear the legend described in this paragraph, nor shall you be required to deposit such certificates with the Company. You also agree to execute such additional stock powers, tax forms, transfer instructions and such other documents as may be necessary to fulfill the intent of this Agreement.

(c)	Dividends and Voting Rights. You shall be the shareholder of record for any shares of Restricted Shares awarded to you, and shall have all of the rights of a shareholder in respect to the shares, including the right to receive dividends and to vote the shares. If the Company shall pay a stock dividend or split its stock, however, or in case of similar events described in paragraph 17 of the Plan under circumstances which would make the receipt of additional shares from such stock dividend or split or other event not subject to current income tax under the Internal Revenue Code of 1986, as amended (“Code”), then such additional shares shall be considered as Restricted Shares for which the restrictions have not lapsed. In such event this Agreement shall continue to apply, with the number of Restricted Shares appropriately adjusted to reflect the stock dividend or split or other event. Certificates representing additional shares received by virtue of such stock split or stock dividend or other event shall bear the legend described in Paragraph 1(b) of this Agreement, and you agree to deposit them with the Company.

(d)	Lapse of Restrictions. The restrictions contained in this Agreement and in the Plan shall lapse and cease to apply with respect to the Restricted Shares as follows: In the event you remain in the continuous employ of the Company from the date hereto through XXX, 200X, on XXXX, 200X the restrictions shall lapse and cease to apply with respect to 100% of the Restricted Shares.

Notwithstanding the foregoing, in the event your employment with the Company shall have been terminated prior to XXXX, 200X, by the Company without cause (as defined below), then in such instance, subject to the discretion of the Committee, all of the restrictions contained in this Agreement with respect to all of your Restricted Shares shall lapse and cease to apply as of the date of the Committee’s determination, and if your employment is terminated by reason of your death, disability or retirement at a retirement age permitted by the Company’s retirement plan, then in such event all of the restrictions contained in this Agreement shall lapse and cease to apply effective on the date of the termination of your employment.

Upon the lapse of restrictions, new Certificates shall be issued in accordance with Paragraph 1(b), which shall not bear the legend described in Paragraph 1(b) and which shall be delivered outright to you.

(e)	Forfeiture. Restricted Shares for which the restrictions shall not have lapsed shall be forfeited, in whole or in part, upon the occurrence of any of the following events:

(i)	In whole, if the Compensation and Stock Option Committee (the “Committee”) that administers the Plan shall reasonably determine that you have violated, or that you are likely to violate, any of the provisions of Paragraph 2 of this Agreement.

(ii)

In whole or in part (or no forfeiture to any extent) in the discretion of the Committee, in the event your employment with the Company terminates for cause. “Cause” is defined in this Agreement as a violation of any Company rule, policy or agreement; determination by the Committee of a violation or likely violation of Paragraph 2 of this Agreement; failure to perform employment duties in a satisfactory manner; misfeasance; malfeasance; or the engagement in any conduct or action contrary to the Company’s best interest. The determination by the Committee of whether termination of employment was for “cause” shall be final and conclusive.

(f)	Withholding Taxes. You shall be liable for any withholding taxes incurred as a result of the lapse of restrictions under this Agreement. Certificates representing shares not subject to restrictions shall not be issued to you until you have deposited funds with the Company sufficient to pay such tax, or have made arrangements satisfactory to the Company to sell shares on which the restrictions have lapsed sufficient to pay such tax, or, with the consent of the Committee, you have agreed to the reduction of the number of Restricted Shares to be delivered to you to pay such tax. The Company reserves the right to refuse to allow such a sale if such sale would violate the provisions of Section 16 or any other Section of the Securities Exchange Act of 1934, or if such sale would require registration of such stock under the provisions of any state or federal securities law.

2. CONFIDENTIALITY AND NON-COMPETITION

(a)	Confidentiality. Except as otherwise required in your duties to the Company or as authorized in writing by the Company, you shall not at any time, either during or after your employment with the Company, disseminate, disclose, use, communicate or otherwise appropriate, either directly or indirectly, through any individual, person or entity, any Confidential Information (as defined below), and you shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. You acknowledge that the Confidential Information is valuable, special, proprietary and unique to the Company, that the Company’s business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it secret and for the sole use and benefit of the Company. You shall take all steps necessary and all steps reasonably requested by the Company to insure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company. All records and other materials pertaining to the Confidential Information, whether or not developed by you, shall be and remain the exclusive property of the Company. Upon termination of your employment or at any other time that the Company in writing so requests, you shall promptly deliver to the Company all materials concerning any Confidential Information and all copies of such materials and any other materials of the Company which are in your possession or under your control, and you shall not make or retain any copies or extracts of such materials.

For purposes of this Paragraph 2(a), Confidential Information means and includes all information known or used by the Company in the Company’s business and/or developed by or for the Company by any person, including you, which is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which the Company is or may become engaged. Confidential Information does not include general skills and general knowledge of any industry obtained by reason of your association with the Company.

Confidential Information specifically includes, but is not limited to, such information, whether now possessed or later obtained, concerning plans, marketing, sales and inventory methods,

materials, processes, procedures, devices used by the Company, business forms, prices, suppliers, retail merchants with which the Company deals, organizations or other entities or persons associated with such retail merchants, contractors, representatives and customers of the Company, plans for the development of new products and services and expansion into new areas or markets, internal operations and any variations, purchasing policies, bidding practices or procedures, pricing policies, customer identities and lists, trade secrets, trade names, trademarks, servicemarks, copyrights, and other proprietary or confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.

(b)	Non-solicitation. During the period of your employment with the Company and for a period of one (1) year after the termination of your employment with the Company, you shall not, either directly or indirectly, yourself or through or for any person or entity wherever located:

(i)	Solicit, attempt to hire or hire any person who is then employed by, is a consultant to, or is an agent of, the Company or who was within the prior four months employed by, a consultant to, or an agent of, the Company.

(ii)	Encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Company.

(iii)	Solicit any Company Customer (as defined below) to supply products or perform services for the Company Customer of a similar nature to those products provided or services performed by the Company in the Company’s business during your employment with the Company. For purposes of this Paragraph 2(b)(iii), the term “Company Customer” means any person or entity with whom you have been involved or in contact within the prior year and to or for whom the Company, within the prior year: (A) provided products or performed services, or entered into an agreement for the providing of products or performance of services; or (B) submitted a bid for, or otherwise negotiated for, the providing of products or the performing of services.

The provisions of this Paragraph 2(b) shall not apply to you after the termination of your employment with the Company if the Company without cause (of which the Committee shall be the sole judge) terminates your employment.

(c)	Covenant Not to Compete. During the period of your employment with the Company and for a period of one year after your termination of employment with the Company, you shall not, either directly or indirectly, yourself or through or for any individual, person or entity wherever located:

(i)	Engage in any activities, perform any services or conduct any businesses which are competitive with any business of the Company or which are the same as or similar to the business of the Company conducted by you, at your direction or under your supervision during the term of your employment with the Company; or

(ii)	Be engaged by, employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity wherever located, which conducts a business which is competitive with any business of the Company and which is the same as or similar to the Company’s business. Notwithstanding the foregoing, you may own, for investment purposes only, up to 5% of the stock of any publicly traded entity whose stock is either listed on a national stock exchange or on the NASDAQ Stock Market (if you are not otherwise affiliated with such entity).

The provisions of this Paragraph 2(c) shall not apply to you after the termination of your employment with the Company if your employment is terminated either (i) by the Company without cause (of which the Committee shall be the sole judge) or (ii) by you, voluntarily, because your compensation is reduced, or not increased, and such reduction or non-increase is inconsistent with the treatment of other executives at a level, or with responsibilities, similar to yours (of which the Committee shall be the sole judge).

(d)	Remedies. You acknowledge and agree that the covenants and undertakings contained in Paragraph 2 of this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of this Agreement will cause irreparable injury to the Company and the Company’s business, and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot be adequately compensated by monetary damages. Therefore, you acknowledge that (i) any Restricted Shares held by you will be forfeited upon a breach of Paragraph 2 of this Agreement and (ii) the Company shall be entitled in addition to all other rights and remedies available under applicable law, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by you and by such other persons as the court shall order.

3. MISCELLANEOUS PROVISIONS

(a)	The rights and remedies provided for in this Agreement shall be cumulative, and shall be in addition to all rights and remedies otherwise available to the parties under this Agreement, any other agreements or applicable law.

(b)	This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, excluding any such laws which direct the application of laws of any other jurisdiction.

(c)	In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If, moreover, any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(d)	No waiver of any breach of any agreement or provision in this Agreement shall be deemed a waiver of any preceding or succeeding breach of this Agreement or any other agreement or provision contained in this Agreement. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act.

(e)	This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(f)	In the event of your death or incapacity this Agreement, including the provisions of Paragraph 2, shall be binding on your estate and your heirs, and your executors, administrators, guardians or other personal representatives shall be obligated to execute such stock powers, transfer instructions, tax forms and such other documents as may be necessary to fulfill the intent of this Agreement.

(g)	Nothing contained in the Plan, nor in this Agreement, shall be considered to create a contract of employment, or to confer upon you any right to continued employment by the Company. Your employment status with the Company shall continue to be a contract at will, except only if you and the Company shall have entered into a written employment agreement (which is signed on behalf of the Company by the Chief Executive Officer).

Very truly yours,
HANDLEMAN COMPANY

By:	/s/ Stephen Strome
Stephen Strome
Chairman of the Board and Chief Executive Officer

THIS AGREEMENT IS ACCEPTED AND AGREED TO BY THE UNDERSIGNED, AFTER THE UNDERSIGNED HAS CONSULTED WITH LEGAL COUNSEL, OR BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, AND THE UNDERSIGNED HAS CAREFULLY READ AND UNDERSTANDS ALL THE TERMS AND PROVISIONS OF THIS AGREEMENT.

By:
«FirstName» «LastName», Grantee